EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AerSale Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457	(c)	9,545,554	$11.86	(2)	$113,210,270.44	0.00014760	$16,709.84

		Total Offering Amounts						$113,210,270.44		$16,709.84
		Total Fees Previously Paid						—		—
		Total Fee Offsets						—		—
		Net Fee Due								$16,709.84

(1)	Shares of common stock registered for pursuant to this registration statement are shares which are to be offered by the selling stockholders named herein. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices as reported on the Nasdaq Global Market on January 4, 2024.